Alcoa and subsidiaries                                            EXHIBIT 15


                                                      April 6, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:   Alcoa Inc.


      1.    Form S-8  (Registration Nos.33-24846, 333-32516 and 333-
            91331) Alcoa Savings Plan for Salaried Employees; Alcoa Savings Plan for Non-Bargaining Employees; Alumax Inc. Thrift Plan for Salaried Employees; Alumax Inc. Thrift Plan for Collectively Bargained Employees

      2.    Form S-8  (Registration Nos.33-22346, 33-49109,
            33-60305, 333-27903, 333-62663 and 333-79575)
            Long Term Stock Incentive Plan; Alumax Inc. Long Term Incentive and Employee Equity Ownership Plans; Alcoa Stock Incentive Plan

      3.    Form S-3 (Registration No. 33-60045) and
            Form S-3 (Registration No. 33-64353) and
            Form S-3 (Registration No. 333-59381)
            Debt Securities and Warrants to Purchase Debt Securities, Preferred Stock and Common Stock of the Company and Trust Preferred Securities of Alcoa Trust I

      4.    Form S-4 (Registration No. 333-58227 and 333-93849)
            Registration of Alcoa common stock, par value $1.00 per share


Ladies and gentlemen:

We are aware that our report dated April 6, 2000, accompanying interim financial information of Alcoa Inc. and subsidiaries for the three-month period ended March 31, 2000, is incorporated by reference in the registration statements referred to above. Pursuant to Rule 436
(c) under the Securities Act of 1933, this report should not be considered as part of a registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP